Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2020
RUSTON, Louisiana (April 22, 2020) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $753,000 for the quarter ended March 31, 2020. This represents a decrease of $12.1 million from the quarter ended December 31, 2019, and a decrease of $13.4 million from the quarter ended March 31, 2019. Diluted earnings per share for the quarter ended March 31, 2020, was $0.03, down $0.52 from the linked quarter and down $0.57 from the quarter ended March 31, 2019. The decline was driven by increases in provision expense of $16.2 million and $17.5 million over the linked quarter and quarter ended March 31, 2019, respectively. Provision expense was elevated due to the forecasting nature of CECL and the economic uncertainty surrounding the impact of COVID-19. Pretax pre-provision earnings for the quarter was $18.9 million, a 2.6% increase on a linked quarter and 3.3% increase on prior year quarter basis. Diluted earnings per share was $0.03 for the quarter, and the efficiency ratio declined to 65.7%, an 84 basis point decrease from the linked quarter.
"At Origin we talk about being a company that is different, that is responsive, that is nimble, that delivers for our employees, customers, communities and shareholders, and prides itself on our culture." said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. "Over the past 60 days those claims and statements have been tested like never before, and our team has delivered. I am proud to lead an incredible organization with incredible people who, in these very tough times, have not wavered in their commitment to our company, our culture, our customers and our core values."
Financial Highlights

•	Net income for the quarter ended March 31, 2020, was $753,000, compared to $12.8 million for the linked quarter and $14.2 million for the quarter ended March 31, 2019.

•	Diluted earnings per share for the quarter ended March 31, 2020, were $0.03, compared to $0.55 for the linked quarter and $0.60 for the quarter end March 31, 2019.

•
Net interest income was $42.8 million for the quarter ended March 31, 2020, compared to $44.1 million for the linked quarter and $42.0 million for the quarter ended March 31, 2019. The net interest margin, fully tax equivalent, was 3.44% for the quarter ended March 31, 2020, compared to 3.58% for the linked quarter and 3.80% for the quarter ended March 31, 2019.

•	Provision expense was $18.5 million for the quarter ended March 31, 2020, compared to provision expense of $2.4 million for the linked quarter and $1.0 million for the quarter ended March 31, 2019.

•	Pre-tax pre-provision earnings were $18.9 million for the quarter ended March 31, 2020, compared to $18.4 million for the linked quarter and $18.2 million for the quarter ended March 31, 2019.

•
Book value per common share was $25.84 at March 31, 2020, compared to $25.52, at December 31, 2019. Tangible book value per common share was $24.51 at March 31, 2020, compared to $24.18 for the quarter ended December 31, 2019.

•	Total loans held for investment were $4.48 billion, an increase of $338.0 million, or 8.2%, from December 31, 2019, and an increase of $642.8 million, or 16.7%, from March 31, 2019.

•	Origin Bank completed its offering of $70 million in aggregate principal amount of 4.25% fixed-to-floating rate subordinated notes in February 2020, which qualifies as Tier 2 capital.

Coronavirus (COVID-19)
While the past month has been challenging, Origin continues to operate while keeping the safety and well-being of employees and customers as the Company's top priority. The Company continues to meet customers’ needs and has tried to minimize any inconvenience to its customers. All offices remain open, with all drive-thrus fully operational, while lobby access is by appointment only. Key operational initiatives implemented during the pandemic also include:

•	Activated the Pandemic Response Plan.

•	Managing IT access for employees working off-site and supporting a seamless transition to working remotely. Currently, approximately 30% of the Company's employees are working off-site.

•	Maintaining social distancing measures for employees working in the Company's offices and restricting lobby access.

•	Daily monitoring of information from federal and state governments and the Centers for Disease Control.

•	Coordinating medical grade sterilization of locations on an as-needed basis.

•	Managing absenteeism to support work flows and customer needs.

•	Implementing a hotline to assist employees.

•	Implementing a temporary pandemic Paid Time Off ("PTO") Policy.

•	Tracking personal travel.

•	Providing timely internal and external communications in response to news events and new information.

Origin is closely monitoring and reevaluating the ongoing economic effects of COVID-19 on the Company and its customers. From a financial perspective, although more current data has not yet fully emerged and it is not yet possible to predict the immediate or long-term impact of COVID-19, some of the items the Company is monitoring and actions it's taking include:

•	Established a SBA Paycheck Protection Program task force and approved over $480 million in loans under this program as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act.

•	The implementation of Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL").

•	Offering forbearance (90 day extensions) and modification agreements to the Company's customers due to COVID-19.

•	Monitoring and evaluating potential Troubled Debt Restructures (TDR), none of which are COVID-19 related as of March 31, 2020.

•	Tracking pandemic impacted relationships and general economic conditions in our markets.

•	Increasing short term liquidity due to economic uncertainty, primarily through Federal Home Loan Bank ("FHLB") advances.

•	Monitoring expectations/projections for growth in 2020, including the Company's expectations regarding loan growth, fee growth and other key business indicators.

Additionally, the Company's leadership is pursuing:

•	Direct conversations with congressional leaders and banking associations related to pandemic induced legislation.

•	Proactive conversations between bankers and customers to offer constructive solutions.

Credit Quality
State and local governments have issued “stay-at-home” or “shelter-in-place” orders affecting more than 90% of Americans to curb the spread of COVID-19. The coronavirus outbreak has temporarily shuttered businesses across the Company's footprint, led to severe unemployment, and has caused a recession. Consequently, the Company's earnings for the first quarter of 2020 were significantly impacted by the COVID-19 pandemic. The deteriorating economic outlook caused the Company to build significant loan loss reserves during March 2020.
January 1, 2020, the Company adopted Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments - Credit Losses (Topic 326) : Measurement of Credit Losses on Financial Instruments, and recognized a one-time cumulative effect adjustment to the allowance for credit losses on loans of $1.2 million. CECL requires recording life-of-loan projected losses in the loan portfolio based on future economic events and related loan portfolio credit performance. The prior accounting standard recorded reserves based on incurred losses at the balance sheet date, generally resulting in lower reserve levels at the outset of an economic downturn. The Company recorded provision expense of $18.5 million for the quarter ended March 31, 2020, compared to provision expense of $2.4 million for the linked quarter and $1.0 million for the quarter ended March 31, 2019. The increase in provision expense from the linked quarter was primarily driven by an increase in the current estimate of expected credit losses within the loan portfolio primarily due to the impact of COVID-19 on key business sectors.

The key sectors that appear to be hardest hit by COVID-19 include health care, retail businesses, transportation, restaurants, energy and hotels. At March 31, 2020, the Company had $992.7 million, or 22.2%, of its loans held for investment invested in these sectors. Nonperforming loans held for investment in these COVID-19 impacted sectors was $23.3 million at March 31, 2020, while past due loans held for investment in the COVID-19 impacted sectors, defined as loans 30 days or more past due, as a percentage of loans held for investment in the COVID-19 impacted sectors, was 2.0% at March 31, 2020.
During the quarter ended March 31, 2020, the Company had net charge-offs of $1.1 million compared to net charge-offs of $2.8 million for the linked quarter. The Company's net charge-off ratio for the quarter ended March 31, 2020, is 0.11%, compared to 0.26% for the quarter ended December 31, 2019. Total nonperforming loans held for investment were $33.0 million at March 31, 2020, compared to $31.1 million and $30.3 million at December 31, 2019, and March 31, 2019, respectively.
Allowance for credit losses on loans as a percentage of total loans held for investment was 1.25% at March 31, 2020, compared to 0.91% and 0.93% at December 31, 2019, and March 31, 2019, respectively. The allowance for credit losses on loans as a percentage of nonperforming loans held for investment was 169.72% at March 31, 2020, compared to 120.46% and 117.59% at December 31, 2019, and March 31, 2019, respectively. The increase in the allowance for credit losses was primarily due to the expected impact of COVID-19 on the Company's loan portfolio. The Company continues to gather the latest information available to perform and update its impairment analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the impairment analysis, which could lead to further increases to our allowance for credit losses on loans.
Total past due loans held for investment as a percentage of loans held for investment, was 1.14% at March 31, 2020, compared to 0.72% at December 31, 2019, and 0.99% at March 31, 2019.
Results of Operations for the Three Months Ended March 31, 2020
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended March 31, 2020, was $42.8 million, reflecting a decrease of $1.3 million, or 2.9%, compared to the linked quarter. A decline in yields earned on loans held for investment accounted for $1.7 million of the decrease, while a decline in average balance of loans held for investment accounted for $626,000 of the decline. These decreases were partially offset by a $1.3 million decrease in rates paid on interest-bearing deposits. Declining short term interest rates during the second half of the first quarter of 2020 have impacted the yields earned primarily on our commercial and industrial and commercial real estate loan portfolios.
Interest-bearing deposit expense decreased to $10.3 million during the current quarter, compared to $11.1 million for the quarter ended December 31, 2019. The $806,000 decrease in interest-bearing deposit expense was primarily driven by falling interest rates and was partially offset by an increase in the average balance of savings and interest-bearing deposit accounts. Average savings and interest-bearing deposit transaction accounts increased by $196.1 million, or 8.7% and $424.5 million, or 21.0%, compared to the linked quarter and quarter ended March 31, 2019, respectively. Average subordinated debentures increased by $41.6 million, compared to the linked quarter and by $41.7 million, compared to March 31, 2019, largely driven by the $70 million subordinated notes offering completed by the Bank in February 2020. The notes qualify as Tier 2 capital.
The fully tax-equivalent net interest margin ("NIM") was 3.44% for the first quarter of 2020, a 14 basis point decrease from the fourth quarter of 2019 and a 36 basis point decrease from the first quarter of 2019. The yield earned on interest-earning assets decreased 19 basis points and 49 basis points compared to the linked quarter and the quarter ended March 31, 2019, respectively. The rate paid on total interest-bearing liabilities for the quarter ended March 31, 2020, was 1.37%, representing a decrease of nine basis points and 18 basis points compared to the linked quarter and the quarter ended March 31, 2019, respectively. The Company continues to experience margin compression on a linked quarter basis primarily caused by decreasing loan yields driven by consistently declining short-term interest rates experienced over the last several quarters. Interest rates may decline further and further decrease the Company’s loan yields, which may continue to put pressure on NIM due to our asset sensitive balance sheet.

Noninterest Income
Noninterest income for the quarter ended March 31, 2020, was $12.1 million, an increase of $1.3 million, or 12.3%, from the linked quarter. The increase from the linked quarter was primarily driven by an increase of $1.3 million in insurance commission and fee income, a $525,000 in swap fee income, and an increase of $369,000 in other income, offset by a $590,000 decrease in mortgage banking income.
The increase in insurance commission and fee income was caused by the seasonality of policy renewals. Swap fee income during the first quarter was driven by the increased volume of new transactions compared to the linked quarter. The increase in other income was primarily driven by a $316,000 payout on a bank-owned life insurance policy.
The decrease in mortgage banking revenue compared to the linked quarter was primarily driven by a decrease in the mortgage servicing fair value valuation due to declining interest rates as well as uncertainty in the economy at quarter end and its related impact on the estimated future cash flows within our mortgage servicing portfolio.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2020, was primarily flat when compared to the linked quarter. Noninterest expense for the quarter ended March 31, 2020 was $36.1 million, a decrease of $437,000, or 1.2%, compared to the linked quarter. The decrease from the linked quarter was largely driven by decreases of $280,000 and $258,000 in advertising and marketing expenses, and loan related expense, respectively, partially offset by increases of $293,000 and $202,000 in professional fees and data processing, respectively.
Financial Condition
Loans
Total loans held for investment at March 31, 2020, were $4.48 billion, an increase of $338.0 million, or 8.2%, compared to $4.14 billion at December 31, 2019, and an increase of $642.8 million, or 16.7%, compared to $3.84 billion at March 31, 2019. The increase in loans held for investment when compared to December 31, 2019, was primarily reflected in Mortgage Warehouse Lines of Credit and Commercial and Industrial loans, which increased $162.6 million and $112.0 million, respectively. The increase in Mortgage Warehouse Lines of Credit is primarily due to increased refinance activity due the current low interest rate environment. The increase in Commercial and Industrial loans is primarily due to elevated draws on commercial lines of credit near the end of the quarter.
For the quarter ended March 31, 2020, average loans held for investment were $4.12 billion, a decrease of $49.8 million, or 1.2%, from $4.17 billion for the linked quarter.
Deposits
Total deposits at March 31, 2020, were $4.56 billion, an increase of $327.6 million, or 7.7%, compared to $4.23 billion at December 31, 2019, and an increase of $658.0 million, or 16.9%, compared to $3.90 billion, at March 31, 2019. Brokered deposits contributed an increase of $282.6 million when compared to the linked quarter, and an increase of $107.4 million when compared to March 31, 2019. Noninterest-bearing deposits had an increase of $38.1 million, or 3.5%, compared to the linked quarter and an increase of $137.9 million, or 14.1%, compared to the quarter ended March 31, 2019.
Average total deposits for the quarter ended March 31, 2020, increased by $121.9 million, or 2.9%, over the linked quarter primarily due to an increase of $104.3 million in average public fund deposits.
For the quarter ended March 31, 2020, average noninterest-bearing deposits as a percentage of total average deposits was 25.4%, compared to 27.4% for the quarter ended December 31, 2019, and 25.3% for the quarter ended March 31, 2019.
Borrowings
Origin Bank announced the completion of an offering of $70 million in aggregate principal amount of 4.25% fixed-to-floating rate subordinated notes due 2030 (the “Notes”) in February 2020. The Notes will initially bear interest at a fixed annual rate of 4.25% then adjust to the three-month LIBOR rate plus 282 basis points. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for Origin Bank.
Average FHLB advances and other borrowings for the quarter ended March 31, 2020, decreased by $44.0 million, or 12.9%, compared to the quarter ended December 31, 2019 and decreased by $38.2 million, or 11.4% over the quarter ended March 31, 2019. The Company entered into a new $300.0 million short-term FHLB advance with a fixed interest rate of 0.295%, late in March 2020, that due to the timing of the advance, did not have a significant impact on the average FHLB advances and other borrowings. The advance will mature in June 2020. The additional borrowings were used to bolster balance sheet liquidity due to projected draws on commercial lines of credit and to fund the Paycheck Protection Program ("PPP") loans associated with the CARES Act. The Company has approved $480.8 million, or 1,727 in PPP loans throughout the Company's markets until the program funds were exhausted in mid-April 2020.
Stockholders' Equity
Stockholders' equity was $606.6 million at March 31, 2020, an increase of $7.4 million, or 1.2%, compared to $599.3 million at December 31, 2019, and an increase of $38.5 million, or 6.8%, compared to $568.1 million at March 31, 2019.
Conference Call
Origin will hold a conference call to discuss its first quarter 2020 results on Thursday, April 23, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk200423.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding interest rate cuts by the Federal Reserve and the impact of those cuts on Origin's results of operations, and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those indicated in the forward-looking statements include: the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on Origin’s business, customers and economic conditions generally; deterioration of Origin's asset quality; factors that can adversely impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, as well as tax, trade, monetary and fiscal matters; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats and/or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic and the impact of varying governmental responses that affect our customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$42,810	$44,095	$44,622	$42,969	$42,026
Provision for credit losses	18,531	2,377	4,201	1,985	1,005
Noninterest income	12,144	10,818	12,880	11,176	11,604
Noninterest expense	36,097	36,534	35,064	37,095	35,381
Income before income tax expense	326	16,002	18,237	15,065	17,244
Income tax (benefit) expense	(427)	3,175	3,620	2,782	3,089
Net income	$753	$12,827	$14,617	$12,283	$14,155
Pre-tax, pre-provision earnings (1)	$18,857	$18,379	$22,438	$17,050	$18,249
Basic earnings per common share	$0.03	$0.55	$0.62	$0.52	$0.60
Diluted earnings per common share	0.03	0.55	0.62	0.52	0.60
Dividends declared per common share	0.0925	0.0925	0.0925	0.0325	0.0325
Weighted average common shares outstanding - basic	23,353,601	23,323,292	23,408,499	23,585,040	23,569,576
Weighted average common shares outstanding - diluted	23,530,212	23,529,862	23,606,956	23,786,646	23,776,349

Balance sheet data
Total loans held for investment	$4,481,185	$4,143,195	$4,188,497	$3,984,597	$3,838,343
Total assets	6,049,638	5,324,626	5,396,928	5,119,625	4,872,201
Total deposits	4,556,246	4,228,612	4,284,317	3,855,012	3,898,248
Total stockholders' equity	606,631	599,262	588,363	584,293	568,122

Performance metrics and capital ratios
Yield on loans held for investment	4.85%	4.95%	5.23%	5.29%	5.28%
Yield on interest earnings assets	4.37	4.56	4.81	4.85	4.86
Rate on interest bearing deposits	1.28	1.44	1.59	1.61	1.48
Rate on total deposits	0.95	1.04	1.16	1.19	1.11
Net interest margin, fully tax equivalent	3.44	3.58	3.69	3.70	3.80
Return on average stockholders' equity (annualized)	0.50	8.51	9.85	8.54	10.25
Return on average assets (annualized)	0.06	0.97	1.12	0.98	1.18
Efficiency ratio (2)	65.69	66.53	60.98	68.51	65.97
Book value per common share	$25.84	$25.52	$25.06	$24.58	$23.92
Common equity tier 1 to risk-weighted assets (3)	10.90%	11.74%	11.43%	11.93%	12.05%
Tier 1 capital to risk-weighted assets (3)	11.08	11.94	11.63	12.13	12.26
Total capital to risk-weighted assets (3)	13.42	12.76	12.45	12.97	13.10
Tier 1 leverage ratio (3)	10.71	10.91	10.88	11.10	11.23
____________________________

(1)	Pre-tax, pre-provision earnings is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, please see page 13.

(2)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

(3)	March 31, 2020, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$91,104	$62,160	$79,005	$75,204	$66,312
Interest-bearing deposits in banks	469,075	229,358	229,757	124,356	44,928
Total cash and cash equivalents	560,179	291,518	308,762	199,560	111,240
Securities:
Available for sale	601,637	501,070	492,461	548,980	563,826
Held to maturity, net of allowance for credit losses	28,383	28,620	28,759	28,897	19,033
Securities carried at fair value through income	12,242	11,513	11,745	11,615	11,510
Total securities	642,262	541,203	532,965	589,492	594,369
Non-marketable equity securities held in other financial institutions	52,267	39,808	49,205	49,008	42,314
Loans held for sale	75,322	64,837	67,122	58,408	42,265
Loans	4,481,185	4,143,195	4,188,497	3,984,597	3,838,343
Less: allowance for credit losses	56,063	37,520	37,126	36,683	35,578
Loans, net of allowance for credit losses	4,425,122	4,105,675	4,151,371	3,947,914	3,802,765
Premises and equipment, net	80,193	80,457	80,921	80,672	78,684
Mortgage servicing rights	16,122	20,697	19,866	21,529	23,407
Cash surrender value of bank-owned life insurance	36,874	37,961	37,755	33,070	32,888
Goodwill and other intangible assets, net	31,241	31,540	31,842	32,144	32,497
Accrued interest receivable and other assets	130,056	110,930	117,119	107,828	111,772
Total assets	$6,049,638	$5,324,626	$5,396,928	$5,119,625	$4,872,201
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,115,811	$1,077,706	$1,154,660	$1,003,499	$977,919
Interest-bearing deposits	2,673,881	2,360,096	2,309,387	2,011,719	2,101,706
Time deposits	766,554	790,810	820,270	839,794	818,623
Total deposits	4,556,246	4,228,612	4,284,317	3,855,012	3,898,248
FHLB advances and other borrowings	716,909	417,190	419,681	601,346	335,053
Subordinated debentures	78,539	9,671	9,664	9,657	9,651
Accrued expenses and other liabilities	91,313	69,891	94,903	69,317	61,127
Total liabilities	5,443,007	4,725,364	4,808,565	4,535,332	4,304,079
Stockholders' equity
Common stock	117,380	117,405	117,409	118,871	118,730
Additional paid-in capital	235,709	235,623	235,018	243,002	242,579
Retained earnings	237,720	239,901	229,246	216,801	205,289
Accumulated other comprehensive income	15,822	6,333	6,690	5,619	1,524
Total stockholders' equity	606,631	599,262	588,363	584,293	568,122
Total liabilities and stockholders' equity	$6,049,638	$5,324,626	$5,396,928	$5,119,625	$4,872,201

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$50,049	$52,331	$53,932	$51,461	$49,175
Investment securities-taxable	2,712	2,640	2,786	3,208	3,341
Investment securities-nontaxable	758	772	826	871	858
Interest and dividend income on assets held in other financial institutions	1,497	976	1,262	1,523	1,120
Total interest and dividend income	55,016	56,719	58,806	57,063	54,494
Interest expense
Interest-bearing deposits	10,250	11,056	11,623	11,540	10,497
FHLB advances and other borrowings	1,351	1,428	2,420	2,415	1,834
Junior subordinated debentures	605	140	141	139	137
Total interest expense	12,206	12,624	14,184	14,094	12,468
Net interest income	42,810	44,095	44,622	42,969	42,026
Provision for credit losses	18,531	2,377	4,201	1,985	1,005
Net interest income after provision for credit losses	24,279	41,718	40,421	40,984	41,021
Noninterest income
Service charges and fees	3,320	3,488	3,620	3,435	3,316
Mortgage banking revenue	2,769	3,359	3,092	3,252	2,606
Insurance commission and fee income	3,687	2,428	3,203	3,036	3,510
Gain on sales of securities, net	54	—	20	—	—
(Loss) gain on sales and disposals of other assets, net	(25)	(38)	(132)	(166)	3
Limited partnership investment (loss) income	(429)	(267)	279	(418)	400
Swap fee income	676	151	1,351	172	511
Change in fair value of equity investments	—	—	—	367	—
Other fee income	466	440	414	360	276
Other income	1,626	1,257	1,033	1,138	982
Total noninterest income	12,144	10,818	12,880	11,176	11,604
Noninterest expense
Salaries and employee benefits	21,988	22,074	21,523	22,764	22,613
Occupancy and equipment, net	4,221	4,241	4,274	4,200	4,044
Data processing	2,003	1,801	1,763	1,810	1,587
Electronic banking	900	936	924	892	689
Communications	477	454	411	647	586
Advertising and marketing	711	991	930	1,089	798
Professional services	1,171	878	956	839	904
Regulatory assessments	615	679	(387)	691	711
Loan related expenses	1,142	1,400	1,315	790	669
Office and operations	1,441	1,632	1,712	1,849	1,481
Intangible asset amortization	299	302	302	353	364
Franchise tax expense	496	496	683	492	489
Other expenses	633	650	658	679	446
Total noninterest expense	36,097	36,534	35,064	37,095	35,381
Income before income tax expense	326	16,002	18,237	15,065	17,244
Income tax (benefit) expense	(427)	3,175	3,620	2,782	3,089
Net income	$753	$12,827	$14,617	$12,283	$14,155
Basic earnings per common share	$0.03	$0.55	$0.62	$0.52	$0.60
Diluted earnings per common share	0.03	0.55	0.62	0.52	0.60

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,302,520	$1,296,847	$1,305,006	$1,219,470	$1,202,269
Construction/land/land development	563,820	517,688	509,905	524,999	488,167
Residential real estate	703,263	689,555	680,803	651,988	638,064
Total real estate	2,569,603	2,504,090	2,495,714	2,396,457	2,328,500
Commercial and industrial	1,455,497	1,343,475	1,367,595	1,341,652	1,287,300
Mortgage warehouse lines of credit	437,257	274,659	304,917	224,939	202,744
Consumer	18,828	20,971	20,271	21,549	19,799
Total loans held for investment	4,481,185	4,143,195	4,188,497	3,984,597	3,838,343
Less: allowance for credit losses	56,063	37,520	37,126	36,683	35,578
Loans held for investment, net	$4,425,122	$4,105,675	$4,151,371	$3,947,914	$3,802,765

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$11,306	$6,994	$7,460	$9,423	$8,622
Construction/land/land development	3,850	4,337	860	1,111	922
Residential real estate	4,076	5,132	5,254	4,978	5,196
Commercial and industrial	13,619	14,520	17,745	14,810	15,309
Consumer	181	163	153	156	206
Total nonperforming loans held for investment	33,032	31,146	31,472	30,478	30,255
Nonperforming loans held for sale	840	927	1,462	2,049	1,390
Total nonperforming loans	33,872	32,073	32,934	32,527	31,645
Repossessed assets	5,296	4,753	4,565	3,554	3,659
Total nonperforming assets	$39,168	$36,826	$37,499	$36,081	$35,304
Classified assets	$79,980	$69,870	$73,516	$80,124	$77,619
Past due loans held for investment (1)	51,018	29,980	29,965	31,884	37,841

Allowance for credit losses
Balance at beginning of period	$37,520	$37,126	$36,683	$35,578	$34,203
Impact of adopting ASC 326	1,247	—	—	—	—
Provision for loan credit losses	18,397	3,167	3,435	1,782	823
Loans charged off	1,425	3,268	5,415	840	608
Loan recoveries	324	495	2,423	163	1,160
Net charge-offs (recoveries)	1,101	2,773	2,992	677	(552)
Balance at end of period	$56,063	$37,520	$37,126	$36,683	$35,578

Credit quality ratios
Total nonperforming assets to total assets	0.65%	0.69%	0.69%	0.70%	0.72%
Total nonperforming loans to total loans	0.74	0.76	0.77	0.80	0.82
Nonperforming loans held for investment to loans held for investment	0.74	0.75	0.75	0.76	0.79
Past due loans held for investment to loans held for investment	1.14	0.72	0.72	0.80	0.99
Allowance for credit losses to nonperforming loans held for investment	169.72	120.46	117.97	120.36	117.59
Allowance for credit losses to total loans held for investment	1.25	0.91	0.89	0.92	0.93
Net charge-offs (recoveries) to total average loans held for investment (annualized)	0.11	0.26	0.29	0.07	(0.06)
____________________________

(1)	Past due loans held for investment are defined as loans 30 days past due or more.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	March 31, 2020		December 31, 2019		March 31, 2019
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,274,633	4.88%	$1,307,023	5.03%	$1,214,682	5.17%
Construction/land/land development	545,076	5.21	526,494	5.20	457,175	5.74
Residential real estate	695,040	4.76	694,436	4.95	634,287	4.81
Commercial and industrial	1,372,801	4.74	1,356,316	4.88	1,287,461	5.35
Mortgage warehouse lines of credit	210,480	4.46	262,392	4.47	147,453	5.63
Consumer	19,687	6.74	20,889	6.68	20,482	6.83
Loans held for investment	4,117,717	4.85	4,167,550	4.95	3,761,540	5.28
Loans held for sale	33,288	4.86	42,873	2.63	17,687	4.05
Loans Receivable	4,151,005	4.85	4,210,423	4.93	3,779,227	5.28
Investment securities-taxable	450,576	2.41	437,626	2.41	498,733	2.68
Investment securities-nontaxable	102,954	2.95	100,705	3.07	101,794	3.37
Non-marketable equity securities held in other financial institutions	40,494	3.09	48,669	2.88	42,161	2.90
Interest-bearing balances due from banks	319,953	1.49	139,508	1.77	123,326	2.69
Total interest-earning assets	5,064,982	4.37%	4,936,931	4.56%	4,545,241	4.86%
Noninterest-earning assets(1)	335,722		335,048		325,807
Total assets	$5,400,704		$5,271,979		$4,871,048

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,444,953	1.05%	$2,248,863	1.21%	$2,020,440	1.26%
Time deposits	781,907	1.98	803,344	2.08	848,629	2.03
Total interest-bearing deposits	3,226,860	1.28	3,052,207	1.44	2,869,069	1.48
FHLB advances and other borrowings	297,750	1.80	342,000	1.62	335,910	2.05
Securities sold under agreements to repurchase	16,866	0.45	18,198	0.65	39,757	1.39
Subordinated debentures	51,308	4.72	9,668	5.67	9,647	5.28
Total interest-bearing liabilities	3,592,784	1.37%	3,422,073	1.46%	3,254,383	1.55%
Noninterest-bearing deposits	1,097,646		1,150,381		972,617
Other liabilities(1)	99,112		101,600		83,957
Total liabilities	4,789,542		4,674,054		4,310,957
Stockholders' Equity	611,162		597,925		560,091
Total liabilities and stockholders' equity	$5,400,704		$5,271,979		$4,871,048
Net interest spread		3.00%		3.10%		3.31%
Net interest margin		3.40%		3.54%		3.75%
Net interest income margin - (tax- equivalent)(2)		3.44%		3.58%		3.80%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $27.9 million, $24.5 million, and $30.1 million for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.

(2)
In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Calculation of Tangible Common Equity:
Total Common Stockholders' Equity	$606,631	$599,262	$588,363	$584,293	$568,122
Less: Goodwill and Other Intangible Assets, Net	31,241	31,540	31,842	32,144	32,497
Tangible Common Equity	$575,390	$567,722	$556,521	$552,149	$535,625

Calculation of Tangible Book Value per Common Share:
Common Shares Outstanding at the End of the Period	23,475,948	23,480,945	23,481,781	23,774,238	23,745,985
Tangible Book Value per Common Share	$24.51	$24.18	$23.70	$23.22	$22.56

Pre-Tax Pre-Provision Earnings
Net Income	$753	$12,827	$14,617	$12,283	$14,155
Provision for credit losses	18,531	2,377	4,201	1,985	1,005
Income tax expense	(427)	3,175	3,620	2,782	3,089
Pre-Tax Pre-Provision Earnings	$18,857	$18,379	$22,438	$17,050	$18,249